Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Receives FDA Approval for Oxtellar XR™ in Epilepsy

Second Product Approval Following Tentative Approval of Trokendi XR™

Rockville, MD, October 22, 2012 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, received approval from the Food & Drug Administration (the “FDA”) for Oxtellar XR , a novel once-daily extended release formulation of oxcarbazepine (formerly known as SPN-804).

The approval letter states that the FDA has completed its review of the application and that Oxtellar XR is approved effective October 19, 2012 for use as recommended in the agreed-upon labeling. The FDA granted a waiver for the pediatric study requirement for ages birth to one month and a deferral for submission of post-marketing assessments for children 1 month to 6 years of age. The post-marketing pharmacokinetic assessments are due in 2016 followed by clinical assessments in 2021.

“This is excellent news for Supernus and patients with epilepsy. We are very excited for having obtained two NDA approvals since our IPO in May of 2012; tentative approval on Trokendi XR™ received in June and now final approval on Oxtellar XR. We are committed to the epilepsy community and very much look forward to making our products available to patients, ” said Jack Khattar, Chief Executive Officer, President and Director of Supernus.

“This approval represents a significant milestone for Supernus in realizing its vision of becoming a leading CNS specialty pharmaceutical company. We will now focus on completing the build- out of our commercial organization including, hiring, training and deploying our field sales force to launch Oxtellar XR in the first quarter of 2013. I would like to take this opportunity to thank all Supernus employees for a remarkable achievement in developing and advancing two NDAs in a relatively short period of time by industry standards. Also, I would like to thank our advisors and clinical investigators for their assistance in completing the clinical development of Oxtellar XR. The approval of Oxtellar XR adds to our proven and long track record of developing novel and differentiated products using our technologies and expertise,” added Jack Khattar.

About Oxtellar XR™

Formerly known as SPN-804, Oxtellar XR is a novel once- daily extended release formulation of oxcarbazepine. Oxtellar XR™ is an antiepileptic drug (AED) indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. The recommended daily dose for adults is 1200 mg to 2400 mg once per day, and for children 6 to 17 years of age is 900mg to 1800mg depending on weight. The product will be available in 150mg, 300mg and 600 mg extended-release tablets.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The company is developing several product candidates in neurology and psychiatry to address large market opportunities in epilepsy and ADHD including ADHD patients with impulsive aggression. These product candidates include Trokendi XR (extended-release topiramate), and Oxtellar XR (extended-release oxcarbazepine) for epilepsy, SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements
This press release contains forward-looking statements regarding the potential for Trokendi XR and Oxtellar XR to treat epilepsy, their approval, and the timing of their availability to physicians. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company’s ability to obtain final approval for its products, commercialize its products successfully, whether physicians will prescribe and patients will use its products, once available, and competition in their respective markets. For a further description of these and other risks facing the company, please see the risk factors described in the company’s Registration Statement on Form S-1 that was filed with the United States Securities and Exchange Commission and the amendments thereto, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591